Exhibit 4.7

SHAREHOLDERS’ AGREEMENT

dated as of

May 15, 2013

among

TOPS HOLDING II CORPORATION

and

ITS SHAREHOLDERS IDENTIFIED HEREIN

TABLE OF CONTENTS

		PAGE
	ARTICLE 1
	DEFINITIONS

Section 1.01	Definitions	1

Section 1.02	Other Definitional and Interpretative Provisions	7

	ARTICLE 2
	CORPORATE GOVERNANCE

Section 2.01	Composition of the Board	7

Section 2.02	Removal	8

Section 2.03	Vacancies	8

Section 2.04	Meetings; Observer Rights	8

Section 2.05	Action by the Board	9

Section 2.06	Actions Requiring Approval of the HSBC Co-Investors	9

Section 2.07	Charter or Bylaws Provisions	10

Section 2.08	Notice of Meeting	10

Section 2.09	Subsidiary Governance	10

	ARTICLE 3
	RESTRICTIONS ON TRANSFER

Section 3.01	General Restrictions on Transfer	10

Section 3.02	Legends	11

Section 3.03	Permitted Transferees	11

Section 3.04	Restrictions on Transfers	11

Section 3.05	Additional Shareholders	12

i

ii

iii

SHAREHOLDERS’ AGREEMENT

THIS SHAREHOLDERS’ AGREEMENT (this “Agreement”) dated as of May 15, 2013 among (i) Tops Holding II Corporation, a Delaware corporation (the “Company”), (ii) the Morgan Stanley Investors (as defined below), (iii) the HSBC Co-Investors (as defined below), (iv) the Management Shareholders (as defined below), and (v) the Additional Holders (as defined below).

WITNESSETH:

WHEREAS, the Company and the Shareholders (as defined below) are party to a Contribution Agreement and Plan of Reorganization, dated as of the date hereof (the “Contribution Agreement”), pursuant to which the parties are acquiring Company Securities;

WHEREAS, the Shareholders are party to the Amended and Restated Shareholders’ Agreement of Tops Holding Corporation, a Delaware corporation (“THC”), dated as of January 29, 2010 (the “THC Shareholders’ Agreement”);

WHEREAS, after giving effect to the transactions contemplated by the Contribution Agreement, THC is a wholly-owned subsidiary of the Company, and accordingly, the Shareholders wish to terminate the THC Shareholders’ Agreement effective as of the date hereof;

WHEREAS, the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations and to regulate certain aspects of the Shareholders’ relationships with one another and with the Company;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and in the Contribution Agreement, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. (a) The following terms, as used herein, have the following meanings:

“Additional Holders” means those Persons listed as Additional Holders on the signature pages hereof and all Persons that become Shareholders following the date hereof and are designated as Additional Holders pursuant to Section 3.05 hereof.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, provided that no securityholder of the Company shall be deemed an Affiliate of any other securityholder solely by reason of any investment in the Company. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Ownership” means, with respect to any Shareholder or group of Shareholders, and with respect to any class of Company Securities, the total number of shares of such class owned by such Shareholder or group of Shareholders as of the date of such calculation, calculated on a Fully-Diluted basis, as applicable.

“By-laws” means the By-laws of the Company, as in effect from time to time.

“Board” means the Board of Directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Charter” means the Certificate of Incorporation of the Company, as the same may be amended from time to time.

“Common Shares” means shares of Common Stock.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Company and any stock into which such Common Stock may hereafter be converted or changed.

“Company Securities” means (i) any Common Shares, (ii) securities convertible into or exchangeable for Common Stock, (iii) any other equity or equity-linked security issued by the Company and (iv) options, warrants or other rights to acquire Common Stock or any other equity or equity-linked security issued by the Company.

“Contribution Agreement” has the meaning set forth in the recitals hereto.

“Distribution in Kind” means any Transfer by any Morgan Stanley Investor of any of its Company Securities to any Permitted Transferee pursuant to a distribution that is made pro rata to such Permitted Transferee in accordance with its partnership agreement without payment of additional consideration therefor by such Permitted Transferee.

“Drag-Along Portion” means, with respect to any Other Shareholder where the Drag-Along Seller is proposing to Transfer Common Shares in such Drag-Along Sale: (i) a number of Common Shares equal to the aggregate number of Common Shares owned by such Other Shareholder immediately prior to such Transfer multiplied by (ii) a fraction the numerator of which is the maximum number of Common Shares proposed to be Transferred by the Drag-Along Seller in such Drag-Along Sale and the denominator of which is the aggregate number of Common Shares owned by the Drag-Along Seller at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FINRA” means the Financial Industry Regulatory Authority.

“First Public Offering” means the first Public Offering after the date hereof.

“Fully-Diluted” means all outstanding Common Shares and all Common Shares issuable in respect of securities convertible into or exchangeable for Common Shares, all stock appreciation rights, options, warrants and other rights to purchase or subscribe for Common Shares or securities convertible into or exchangeable for Common Shares; provided that, if any of the foregoing stock appreciation rights, options, warrants or other rights to purchase or subscribe for Common Shares are subject to vesting, the Common Shares subject to vesting shall be included in the definition of “Fully-Diluted” only upon and to the extent of such vesting.

“GAAP” means generally accepted accounting principles in the United States.

“HSBC Co-Investor” means each of those Persons listed as HSBC Co-Investors on the signature pages hereof and, after the date hereof, means all such Persons and Permitted Transferees of the HSBC Co-Investors, other than those transferees who qualify as Morgan Stanley Investors, Management Shareholders or Additional Holders immediately prior to or upon such Transfer.

“Majority in Interest” means (i) with respect to the Morgan Stanley Investors, the holders of at least a majority of the Company Securities held by the Morgan Stanley Investors, (ii) with respect to the HSBC Co-Investors, the holders of at least a majority of the Company Securities held by the HSBC Co-Investors, and (iii) with respect to the Management Shareholders, the holders of at least a majority of the Company Securities held by the Management Shareholders.

“Management Shareholder” means each of those Persons listed as Management Shareholders on the signature pages hereof and, after the date hereof, means all such Persons and Permitted Transferees of Management Shareholders, other than those transferees who qualify as HSBC Co-Investors, Morgan Stanley Investors or Additional Holders immediately prior to or upon such Transfer.

“Morgan Stanley Investor” means each of those Persons listed as Morgan Stanley Investors on the signature pages hereof and, after the date hereof, means all such Persons and Permitted Transferees of the Morgan Stanley Investors, other than those transferees who qualify as HSBC Co-Investors, Management Shareholders or Additional Holders immediately prior to or upon such Transfer.

“Other Shareholders” means all Shareholders other than the Morgan Stanley Investors.

“Permitted Transferee” means

(i) in the case of the Morgan Stanley Investors and the HSBC Co-Investors, (A) any successor private equity fund and any other private equity fund that is managed by an Affiliate of the Morgan Stanley Investors or the HSBC Co-Investors, as applicable (each a “Related Fund”) or (B) any general or limited partner of any Related Fund in connection with a Distribution in Kind; or

(ii) in the case of any Other Shareholder (other than the HSBC Co-Investors), (A) any Affiliate of such Other Shareholder, (B) a Person to whom Company Securities are Transferred from such Other Shareholder (1) by will or the laws of descent and distribution or (2) by gift without consideration of any kind, provided that, in the case of clause (2), such transferee is the spouse or the lineal descendant, sibling or parent of such Shareholder, or (C) a trust that is for the exclusive benefit of such Other Shareholder or its Permitted Transferees under (B) above.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Public Offering” means an underwritten public offering of Registrable Securities of the Company pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

“Registrable Securities” means, at any time, any Common Shares and any securities issued or issuable in respect of such Common Shares by way of conversion, exchange, stock dividend, split or combination, recapitalization, merger, consolidation, other reorganization or otherwise until (i) a registration statement covering such Common Shares has been declared effective by the SEC and such Common Shares have been disposed of pursuant to such effective registration statement, (ii) such Common Shares are sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met or (iii) such Common Shares are otherwise Transferred, the Company has delivered a new certificate or other evidence of ownership for such Common Shares not bearing the legend required pursuant to this Agreement and such Common Shares may be resold without subsequent registration under the Securities Act.

“Registration Expenses” means any and all expenses incident to the performance of or compliance with any registration or marketing of securities, including all (i) registration and filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (ii) fees and expenses of compliance with any securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the securities registered), (iii), expenses in connection with the preparation, printing, mailing and delivery of any registration statements, prospectuses and other documents in connection therewith and any amendments or supplements thereto, (iv) security engraving and printing expenses, (v) internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties), (vi) reasonable fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses relating to any comfort letters or costs associated with the delivery by independent certified public accountants of any comfort letters requested pursuant to Section 5.04(h)), (vii) reasonable fees and expenses of any special experts retained by the Company in connection with such registration, (viii) reasonable fees, out-of-pocket costs and expenses of the Shareholders, including one counsel for all of the Shareholders participating in the offering selected (A) by a Majority in Interest of the Morgan Stanley Investors, in the case of any offering in which the Morgan Stanley Investors participate, or (B) in any other case, by the Shareholders holding the majority of the Registrable Securities to be sold for the account of all Shareholders in the offering, (ix) fees and expenses in connection with any review by FINRA of the underwriting arrangements or other terms of the offering, and all fees and expenses of any “qualified independent underwriter,” including the fees and expenses of any counsel thereto, (x) fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding any underwriting fees, discounts and commissions attributable to the sale of Registrable Securities, (xi) costs of printing and producing any agreements among underwriters, underwriting agreements, any “blue sky” or legal investment memoranda and any selling agreements and other documents in connection with the offering, sale or delivery of the Registrable Securities, (xii) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering, (xiii) expenses relating to any analyst or investor presentations or any “road shows” undertaken in connection with the registration, marketing or selling of the Registrable Securities, (xiv) fees and expenses payable in connection with any ratings of the Registrable Securities, including expenses relating to any presentations to rating agencies and (xv) all out-of pocket costs and expenses incurred by the Company or its appropriate officers in connection with their compliance with Section 5.04(m). Except as set forth in clause (viii) above, Registration Expenses shall not include any out-of-pocket expenses of the Shareholders (or the agents who manage their accounts).

“Rule 144” means Rule 144 or Rule 144A (or any successor provisions) under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder” means any party hereto (other than the Company), including any Person who hereafter becomes a party to this Agreement pursuant to Section 3.05 hereof, so long as such Person shall “beneficially own” (as such term is defined in Rule 13d-3 of the Exchange Act) any Company Securities.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Tag-Along Portion” means, for any Tagging Person in a Tag-Along Sale, that number of securities equal to the Aggregate Ownership of Common Shares by such Tagging Person immediately prior to such Transfer multiplied by a fraction the numerator of which is the maximum number of Common Shares, on a Fully-Diluted basis, proposed to be Transferred by all selling Shareholders in such Tag-Along Sale and the denominator of which is the Aggregate Ownership of Common Shares by all such Shareholders at such time.

“THC” has the meaning set forth in the recitals hereto.

“THC Shareholders’ Agreement” has the meaning set forth in the recitals hereto.

“Third Party” means a prospective purchaser(s) of Company Securities in an arm’s-length transaction from a Shareholder, other than a Permitted Transferee or other Affiliate of such Shareholder.

“Transaction Fee Agreement” means the Transaction and Monitoring Fee Agreement dated as of November 30, 2007 by and among THC, Morgan Stanley Capital Partners V Funding LP and the HSBC Co-Investors.

“Transfer” means, with respect to any Company Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Shares or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Company Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Cause	2.02
Company	Preamble
Confidential Information	6.01(b)
Damages	5.05
Demand Registration	5.01(a)
Drag-Along Rights	4.02(a)
Drag-Along Sale	4.02(a)
Drag-Along Sale Notice	4.02(a)
Drag-Along Sale Notice Period	4.02(a)
Drag-Along Sale Price	4.02(a)
Drag-Along Seller	4.02(a)
Drag-Along Transferee	4.02(a)
Exercise Notice	4.04(b)
HSBC Co-Investor Demand	5.01(a)
Indemnified Party	5.07
Indemnifying Party	5.07
Inspectors	5.04(g)
Issuance Notice	4.04(a)
Lock-Up Period	5.03
Maximum Offering Size	5.01(e)
Non-Selling Shareholders	4.05(a)
Observer	2.04(b)
Offer	4.05(b)
Offer Notice	4.05(a)
Offer Period	4.05(b)
Offer Price	4.05(a)
Offered Securities	4.05(a)
Piggyback Registration	5.02(a)
Pro Rata Share	4.04(a)
Records	5.04(g)
Registering Shareholder	5.01(a)

Term	Section
Replacement Nominee	2.03(a)
Representatives	6.01(b)
Requesting Shareholder	5.01(a)
Sale	4.05(a)
Seller	4.05(a)
Tag-Along Notice	4.01(a)
Tag-Along Notice Period	4.01(a)
Tag-Along Offer	4.01(a)
Tag-Along Response Notice	4.01(a)
Tag-Along Right	4.01(a)
Tag-Along Sale	4.01(a)
Tag-Along Seller	4.01(a)
Tagging Person	4.01(a)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

CORPORATE GOVERNANCE

Section 2.01 Composition of the Board. (a) Subject to the last sentence of this Section 2.01(a) and to Section 2.03, the Board shall initially consist of six directors, comprising the Chief Executive Officer of the Company, initially Francis Curci, and five directors designated by a Majority in Interest of the Morgan Stanley Investors. The directors of the Board designated by the Morgan Stanley Investors as of the date hereof include Gary Matthews, Eric Fry, Eric Kanter, Greg Josefowicz and Stacey Rauch. A Majority in Interest of the Morgan Stanley Investors shall be permitted at any time to increase or decrease the number of directors who serve on the Board and to designate any additional directors.

(b) Each Shareholder agrees that, if at any time it is then entitled to vote for the election of directors to the Board, it shall vote its Shares or execute proxies or written consents, as the case may be, and take all other necessary action (including causing the Company to call a special meeting of shareholders) in order to ensure that the composition of the Board is as set forth in this Section 2.01.

(c) The Company agrees to cause each individual designated pursuant to Section 2.01(a) or 2.03 to be nominated to serve as a director on the Board, and to take all other necessary actions (including calling a special meeting of the Board and/or shareholders) to ensure that the composition of the Board is as set forth in Sections 2.01 and 2.03.

Section 2.02 Removal. Each Shareholder agrees that, if at any time it is then entitled to vote for the removal of directors from the Board, it shall not vote any of its Shares in favor of the removal of any director who shall have been designated pursuant to Section 2.01 or Section 2.03, unless such removal shall be for Cause or the Person or Persons that designated such director shall have consented to such removal in writing, provided that, if the Person or Persons entitled to designate any director pursuant to Section 2.01 or 2.03 shall request in writing the removal, with or without Cause, of such director, such Shareholder shall vote its Shares in favor of such removal. Removal for “Cause” shall mean removal of a director because of such director’s (a) willful and continued failure substantially to perform his or her duties with the Company in his or her established position, (b) willful conduct that is injurious, monetarily or otherwise, to the Company or any of its Subsidiaries, (c) conviction for, or guilty plea or plea of nolo contendere to, a felony or a crime involving moral turpitude, (d) abuse of illegal drugs or other controlled substances or habitual intoxication or (e) willful breach of this Agreement or any other agreement between such director and the Company or any Subsidiary.

Section 2.03 Vacancies. If, as a result of death, disability, retirement, resignation, removal (with or without Cause) or otherwise, there shall exist or occur any vacancy on the Board:

(a) the Person or Persons entitled under Section 2.01 to designate such director whose death, disability, retirement, resignation or removal resulted in such vacancy, subject to the provisions of Section 2.01, may designate another individual (the “Replacement Nominee”) to fill such vacancy and serve as a director on the Board; and

(b) subject to Section 2.01, each Shareholder agrees that if it is then entitled to vote for the election of directors to the Board, it shall vote its Shares, or execute proxies or written consents, as the case may be, in order to ensure that the Replacement Nominee be elected to the Board.

Section 2.04 Meetings; Observer Rights. (a) The Board shall hold a regularly scheduled meeting at least once every calendar quarter. The Company agrees to pay all reasonable out-of-pocket expenses incurred by each director and the Observer (as defined below) in connection with attending regular and special meetings of the Board and any committee thereof, and any such meetings of the board of directors of any Subsidiary of the Company and any committee thereof.

(b) For so long as the HSBC Co-Investors beneficially owns at least 5% of the outstanding Common Shares, calculated on a Fully Diluted basis, a Majority Interest of the HSBC Co-Investors shall have the right to have one of their representatives (the “Observer”) attend all meetings of the Board and any committee thereof, and any such meetings of the board of directors of any Subsidiary of the Company and any committee thereof as an observer, and such Observer shall receive copies of all written information provided to the directors of the Board; provided that the Observer shall not be entitled to attend any such meeting or receive any information to the extent it relates to or involves an Affiliate of the HSBC Co-Investors.

Section 2.05 Action by the Board. (a) A quorum of the Board shall initially consist of four directors; provided that a Majority in Interest of the Morgan Stanley Investors shall have the right at any time to change the number of directors necessary to constitute such quorum (but not to any number that is less than a majority of the directors then on the Board).

(b) Except as provided in Section 2.06, all actions of the Board shall require (i) the affirmative vote of at least a majority of the directors present at a duly-convened meeting of the Board at which a quorum is present or (ii) the unanimous written consent of the Board, provided that, if there is a vacancy on the Board and an individual has been nominated to fill such vacancy, the first order of business shall be to fill such vacancy.

(c) The Board may create executive, compensation, audit and such other committees as it may determine.

Section 2.06 Actions Requiring Approval of the HSBC Co-Investors. The Company shall take no action (including any action by the Board or any committee of the Board) after the date hereof with respect to any of the following matters without the prior written consent of the HSBC Co-Investors:

(a) any appointment or removal of the auditors of the Company or any Subsidiary;

(b) any non-pro rata direct or indirect purchase, redemption, retirement or other acquisition of any Common Stock, other than repurchases of Common Stock issued to employees pursuant to the Company’s equity compensation plan and approved by the Board;

(c) any declaration or payment of any dividend or other distribution with respect to any Common Stock (other than pro rata dividends and distributions to Shareholders);

(d) any payment by the Company or any of its Subsidiaries to, or any sale, lease, transfer or other disposition of any properties or assets of the Company or any of its Subsidiaries to, or any purchase, lease or other acquisition by the Company or any of its Subsidiaries of any properties or assets from, or any other transaction, contract, agreement, loan, advance or guarantee with or for the benefit of, any Shareholder, employee, officer or Affiliate (other than the Company or any of its Subsidiaries) of the Company or any Subsidiary, other than (i) employee arrangements entered into in the ordinary course; (ii) any payment of any fee by the Company or any of its Subsidiaries to any Affiliate of any Morgan Stanley Investor for services rendered so long as such fee is not more than would be charged by an unrelated third party for comparable services or (iii) payments made or actions taken pursuant to the Transaction Fee Agreement;

(e) any liquidation, dissolution, winding up, commencement of bankruptcy, insolvency, liquidation or similar proceedings with respect to the Company or any of its Subsidiaries;

(f) any material change in accounting or tax principles, policies with respect to the financial statements, records or affairs of the Company or any Subsidiary, except as required by generally accepted accounting principles or by law, or any change in other matters that would affect in any material respect any regulatory status or tax liability of the Company or any Subsidiary, or the HSBC Co-Investors with respect to the investment by such Shareholder in the Company; and

(g) any amendment, alteration or repeal of any provision of the Charter or By-laws that adversely affects the rights, preferences or privileges of the HSBC Co-Investors on a basis disproportionate to other Shareholders.

The provisions of this Section 2.06 shall terminate immediately prior to the First Public Offering.

Section 2.07 Charter or By-laws Provisions. Each Shareholder agrees to vote its Shares or execute proxies or written consents, as the case may be, and to take all other actions necessary, to ensure that the Charter and By-laws (a) facilitate, and do not at any time conflict with, any provision of this Agreement and (b) permit each Shareholder to receive the benefits to which each such Shareholder is entitled under this Agreement. The Charter and By-laws shall provide for (a) the elimination of the liability of each director on the Board to the maximum extent permitted by applicable law and (b) indemnification of each director on the Board for acts on behalf of the Company to the maximum extent permitted by applicable law. The Company shall use its best efforts to maintain in effect at all times customary officers’ and directors’ liability insurance.

Section 2.08 Notice of Meeting. The Company agrees to give each director and the Observer notice and the agenda for each meeting of the Board or any committee thereof at least two Business Days prior to such meeting.

Section 2.09 Subsidiary Governance. The Company and each Shareholder agree that the board of directors of each Subsidiary of the Company shall be comprised of the individuals who are serving as directors on the Board in accordance with Section 2.01. Each Shareholder agrees to vote its Shares and to cause its representatives on the Board, subject to their fiduciary duties, to vote and take other appropriate action to effect the agreements in this Section 2.09 in respect of any Subsidiary of the Company.

ARTICLE 3

RESTRICTIONS ON TRANSFER

Section 3.01 General Restrictions on Transfer. (a) Each Shareholder understands and agrees that the Company Securities have not been registered under the Securities Act and are restricted securities under the Securities Act and the rules and regulations promulgated thereunder. Each Shareholder agrees that it shall not Transfer any Company Securities (or solicit any offers in respect of any Transfer of any Company Securities), except in compliance with the Securities Act, any other applicable securities or “blue sky” laws, and the terms and conditions of this Agreement.

(b) Any Transfer or purported Transfer of any Company Securities not in compliance with this Agreement shall be null and void, and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company’s stock records to such Transfer.

Section 3.02 Legends. (a) In addition to any other legend that may be required, each certificate for Company Securities issued to any Shareholder shall bear a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH. THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE SHAREHOLDERS’ AGREEMENT DATED AS OF MAY 15, 2013, AS AMENDED FROM TIME TO TIME, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM TOPS HOLDING II CORPORATION OR ANY SUCCESSOR THERETO.

(b) If any Company Securities shall cease to be Registrable Securities under clause (i) or clause (ii) of the definition thereof, the Company, upon the written request of the holder thereof, shall issue to such holder a new certificate evidencing such Company Securities without the first sentence of the legend required by Section 3.02(a) endorsed thereon. If any Company Securities cease to be subject to any and all restrictions on Transfer set forth in this Agreement, the Company, upon the written request of the holder thereof, shall issue to such holder a new certificate evidencing such Company Securities without the second sentence of the legend required by Section 3.02(a) endorsed thereon.

Section 3.03 Permitted Transferees. Notwithstanding anything in this Agreement to the contrary, any Shareholder may at any time Transfer any or all of its Company Securities to one or more of its Permitted Transferees without the consent of the Company, the Board or any other Shareholder or group of Shareholders and without compliance with Sections 3.04, 4.01, 4.02 or Section 4.05 so long as (a) such Permitted Transferee shall have agreed in writing to be bound by the terms of this Agreement in the form of Exhibit A attached hereto and (b) the Transfer to such Permitted Transferee is in compliance with the Securities Act and any other applicable securities or “blue sky” laws.

Section 3.04 Restrictions on Transfers. Except as otherwise approved by the Board, no Shareholder, other than the Morgan Stanley Investors and the HSBC Co-Investors, shall Transfer any of its Company Securities, except to one or more of its Permitted Transferees in accordance with Section 3.03 or in a Public Offering in connection with the exercise of its rights under Article 5; provided that, any Transfer by any HSBC Co-Investor shall be subject to Section 4.05.

Section 3.05 Additional Shareholders. Any Person that is not already a party to this Agreement in the same Shareholder capacity as such Person would be following a Transfer and who is acquiring any Company Securities shall on or before the Transfer or issuance to it of such Company Securities, sign and deliver to the Company an agreement in the form of Exhibit A attached hereto and shall thereby become a party to this Agreement. If such Person meets the definition of Morgan Stanley Investor, then such Person shall be treated as a Morgan Stanley Investor; if such Person meets the definition of HSBC Co-Investor, then such Person shall be treated as an HSBC Co-Investor; if such Person meets the definition of Management Shareholder, then such Person shall be treated as a Management Shareholder; and, if such Person meets none of the foregoing definitions, such person shall be treated as an Additional Holder hereunder.

ARTICLE 4

TAG-ALONG RIGHTS; DRAG-ALONG RIGHTS; PREEMPTIVE RIGHTS;

RIGHT OF FIRST OFFER

Section 4.01 Tag-Along Rights. (a) Subject to Sections 4.01(f) and 4.03, if any Morgan Stanley Investor or any HSBC Co-Investor (the “Tag-Along Seller”) proposes to Transfer Common Shares in a single transaction or in a series of related transactions (a “Tag-Along Sale”),

(i) the Tag-Along Seller shall provide each Shareholder notice of the terms and conditions of such proposed Transfer (“Tag-Along Notice”) and offer each Tagging Person the opportunity to participate in such Transfer in accordance with this Section 4.01, and

(ii) each Shareholder may elect, at its option, to participate in the proposed Transfer in accordance with this Section 4.01 (each such electing Shareholder, a “Tagging Person”).

The Tag-Along Notice shall identify the number of Common Shares proposed to be sold by the Tag-Along Seller (“Tag-Along Offer”), the consideration for which the Transfer is proposed to be made, and all other material terms and conditions of the Tag-Along Offer, including the form of the proposed agreement, if any, and a firm offer by the proposed transferee to purchase Common Shares from the Shareholders in accordance with this Section 4.01.

From the date of its receipt of the Tag-Along Notice, each Tagging Person shall have the right (a “Tag-Along Right”), exercisable by notice (“Tag-Along Response Notice”) given to the Tag-Along Seller within 15 days after its receipt of the Tag-Along Notice (the “Tag-Along Notice Period”), to request that the Tag-Along Seller include in the proposed Transfer up to a number of Common Shares representing such Tagging Person’s Tag-Along Portion, provided that each Tagging Person shall be entitled to include in the Tag-Along Sale no more than its Tag-Along Portion of the Common Shares and the Tag-Along Seller shall be entitled to include the number of Common Shares proposed to be Transferred by the Tag-Along Seller as set forth in the Tag-Along Notice (reduced, to the extent necessary, so that each Tagging Person shall be able to include its Tag-Along Portion) and such additional Common Shares as permitted by Section 4.01(d). Each Tag-Along Response Notice shall include wire transfer or other instructions for payment of any consideration therefor. Each Tagging Person shall also deliver to the Tag-Along Seller, with its Tag-Along Response Notice, the certificates representing the Common Shares of such Tagging Person to be included in the Tag-Along Sale, together with a limited power-of-attorney authorizing the Tag-Along Seller to Transfer such Common Shares on the terms set forth in the Tag-Along Notice. Delivery of the Tag-Along Response Notice with such certificates and limited power-of-attorney shall constitute an irrevocable acceptance of the Tag-Along Offer by such Tagging Persons, subject to the provisions of this Section 4.01 and Section 4.03.

If, at the end of a 120-day period after such delivery of such Tag-Along Notice (which 120-day period shall be extended if any of the transactions contemplated by the Tag-Along Offer are subject to regulatory approval until the expiration of five Business Days after all such approvals have been received, but in no event later than 180 days following receipt of the Tag-Along Notice by the Tag-Along Seller), the Tag-Along Seller has not completed the Transfer of all Common Shares proposed to be sold by the Tag-Along Seller and all Tagging Persons on substantially the same terms and conditions set forth in the Tag-Along Notice, the Tag-Along Seller shall (i) return to each Tagging Person the limited power-of-attorney and all certificates representing the Common Shares that such Tagging Person delivered for Transfer pursuant to this Section 4.01(a) and any other documents in the possession of the Tag-Along Seller executed by the Tagging Persons in connection with the proposed Tag-Along Sale, and (ii) all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to such Common Shares shall continue in effect.

(b) Concurrently with the consummation of the Tag-Along Sale, the Tag-Along Seller shall (i) notify the Tagging Persons thereof, (ii) remit to the Tagging Persons the total consideration for the Common Shares of the Tagging Persons Transferred pursuant thereto, with the cash portion of the purchase price paid by wire transfer of immediately available funds in accordance with the wire transfer instructions in the applicable Tag-Along Response Notices and (iii) promptly after the consummation of such Tag-Along Sale, furnish such other evidence of the completion and the date of completion of such transfer and the terms thereof as may be reasonably requested by the Tagging Persons.

(c) If at the termination of the Tag-Along Notice Period any Shareholder shall not have elected to participate in the Tag-Along Sale, such Shareholder shall be deemed to have waived its rights under Section 4.01(a) with respect to the Transfer of its Common Shares pursuant to such Tag-Along Sale.

(d) If (i) any Shareholder declines to exercise its Tag-Along Rights or (ii) any Tagging Person elects to exercise its Tag-Along Rights with respect to less than such Tagging Person’s Tag-Along Portion, the Tag-Along Seller shall be entitled to Transfer, pursuant to the Tag-Along Offer, a number of Common Shares held by it equal to the number of Common Shares constituting the Tag-Along Portion of such Shareholder or the portion of such Tagging Person’s Tag-Along Portion with respect to which Tag-Along Rights were not exercised, as the case may be.

(e) The Tag-Along Seller shall Transfer, on behalf of itself and each Tagging Person, the Common Shares subject to the Tag-Along Offer and elected to be Transferred on the terms and conditions set forth in the Tag-Along Notice within 120 days (or such longer period as extended under Section 4.01(a)) of delivery of the Tag-Along Notice.

(f) Notwithstanding anything contained in this Section 4.01, there shall be no liability on the part of the Tag-Along Seller to the Tagging Persons (other than the obligation to return any certificates evidencing Common Shares and limited powers-of-attorney received by the Tag-Along Seller) or any other Person if the Transfer of Common Shares pursuant to Section 4.01 is not consummated for whatever reason. Whether to effect a Transfer of Common Shares pursuant to this Section 4.01 by the Tag-Along Seller is in the sole and absolute discretion of the Tag-Along Seller.

(g) The provisions of this Section 4.01 shall not apply to any proposed Transfer of Common Shares by the Tag-Along Seller (A) to a Permitted Transferee or (B) in a Public Offering in connection with the exercise of its rights under Article 5 or pursuant to Rule 144 to the extent permitted by this Agreement, (C) pursuant to Section 4.02 or (D) on and after the first anniversary of the First Public Offering if at such time such Tag-Along Seller beneficially owns less than 5% of the outstanding Common Shares, calculated on a Fully Diluted basis.

(h) Notwithstanding anything set forth herein to the contrary, any Tagging Person wishing to participate in a proposed Tag-Along Sale with respect to Common Shares issuable upon exercise of Company Securities shall be required to exercise such number of Company Securities as is required in order for such Tagging Person to participate in the Tag-Along Sale with respect to such Common Shares; provided, that such exercise shall be deemed to be effective immediately prior to the consummation of such Tag-Along Sale.

Section 4.02 Drag-Along Rights. (a) Subject to Section 4.03, if the Morgan Stanley Investors, or any of them (the “Drag-Along Seller”), proposes to Transfer Common Shares representing (1) not less than a majority of the outstanding Fully- Diluted Common Shares or (2) all of the Common Shares beneficially owned by the Morgan Stanley Investors, in each case, to a Third Party (the “Drag-Along Transferee”) in a bona fide sale (a “Drag-Along Sale”), the Drag-Along Seller may at its option require all Other Shareholders (i) to Transfer the Drag-Along Portion of the Company Securities (“Drag-Along Rights”) then held by every Other Shareholder, and (ii) to exercise such number of options for Company Securities held by every Other Shareholder as is required in order that a sufficient number of the Company Securities are available to Transfer the relevant Drag-Along Portion of Company Securities of each such Other Shareholder (but subject to and at the closing of the Drag-Along Sale), in each case for the same consideration and otherwise on the same terms and conditions as the Drag-Along Seller, provided that any Other Shareholder that holds options the exercise price per share of which is greater than the per share price at which the Company Securities are to be Transferred to the Drag-Along Transferee, if required by the Drag-Along Seller to exercise such options, may, in lieu of such exercise, submit an irrevocable cancellation thereof without any liability for payment of any exercise price with respect thereto. If the Drag-Along Sale is not consummated, any options exercised or cancelled in contemplation of such Drag-Along Sale shall be deemed not to have been exercised or canceled, as applicable.

The Drag-Along Seller shall provide notice of such Drag-Along Sale to the Other Shareholders (a “Drag-Along Sale Notice”) not later than 15 Business Days prior to the proposed Drag-Along Sale. The Drag-Along Sale Notice shall identify the Drag-Along Transferee, the number of Company Securities subject to the Drag-Along Sale, the consideration for which a Transfer is proposed to be made (the “Drag-Along Sale Price”) and all other material terms and conditions of the Drag-Along Sale. The number of Company Securities to be sold by each Other Shareholder shall be the Drag-Along Portion of the Company Securities that such Other Shareholder owns. Each Other Shareholder shall be required to participate in the Drag-Along Sale on the terms and conditions set forth in the Drag-Along Sale Notice and to tender all its Company Securities as set forth below. The price payable in such Transfer shall be the Drag-Along Sale Price. Not later than 10 Business Days after the date of the Drag-Along Sale Notice (the “Drag-Along Sale Notice Period”), each of the Other Shareholders shall deliver to a representative of the Drag-Along Seller designated in the Drag-Along Sale Notice the certificates representing the Company Securities of such Other Shareholder to be included in the Drag-Along Sale, together with a limited power-of-attorney authorizing the Drag-Along Seller or its representative to Transfer such Company Securities on the terms set forth in the Drag-Along Notice and wire transfer or other instructions for payment or delivery of the consideration to be received in such Drag-Along Sale, or, if such delivery is not permitted by applicable law, an unconditional agreement to deliver such Company Securities pursuant to this Section 4.02(a) at the closing for such Drag-Along Sale against delivery to such Other Shareholder of the consideration therefor. If an Other Shareholder should fail to deliver such certificates to the Drag-Along Seller, the Company (subject to reversal under Section 4.02(b)) shall cause the books and records of the Company to show that such Company Securities are bound by the provisions of this Section 4.02(a) and that such Company Securities shall be Transferred to the Drag-Along Transferee immediately upon surrender for Transfer by the holder thereof.

(b) The Drag-Along Seller shall have a period of 120 days from the date of delivery of the Drag-Along Sale Notice to consummate the Drag-Along Sale on the terms and conditions set forth in such Drag-Along Sale Notice, provided that, if such Drag-Along Sale is subject to regulatory approval, such 120-day period shall be extended until the expiration of five Business Days after all such approvals have been received, but in no event later than 180 days following the date of delivery of the Drag-Along Sale Notice. If the Drag-Along Sale shall not have been consummated during such period, the Drag-Along Seller shall return to each of the Other Shareholders the limited power-of-attorney and all certificates representing Company Securities that such Other Shareholders delivered for Transfer pursuant hereto, together with any other documents in the possession of the Drag-Along Seller executed by the Other Shareholders in connection with such proposed Transfer, and all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to such Company Securities owned by the Other Shareholders shall again be in effect.

(c) Concurrently with the consummation of the Transfer of Company Securities pursuant to this Section 4.02, the Drag-Along Seller shall give notice thereof to the Other Shareholders, shall remit to each of the Other Shareholders that have surrendered their certificates and other applicable instruments the total consideration (the cash portion of which is to be paid by wire transfer in accordance with such Other Shareholder’s wire transfer instructions) for the Company Securities Transferred pursuant hereto and shall furnish such other evidence of the completion and time of completion of such Transfer and the terms thereof as may be reasonably requested by such Other Shareholders.

(d) Notwithstanding anything contained in this Section 4.02, there shall be no liability on the part of the Drag-Along Seller to the Other Shareholders (other than the obligation to return the limited power-of-attorney and the certificates and other applicable instruments representing Company Securities received by the Drag-Along Seller) or any other Person if the Transfer of Company Securities pursuant to this Section 4.02 is not consummated for whatever reason, regardless of whether the Drag-Along Seller has delivered a Drag-Along Sale Notice. Whether to effect a Transfer of Company Securities pursuant to this Section 4.02 by the Drag-Along Seller is in the sole and absolute discretion of the Drag-Along Seller.

Section 4.03 Additional Conditions to Tag-Along Sales and Drag-Along Sales. Notwithstanding anything contained in Section 4.01 or 4.02, the rights and obligations of the Shareholders to participate in a Tag-Along Sale under Section 4.01 or a Drag-Along Sale under Section 4.02 are subject to the following conditions:

(a) upon the consummation of such Tag-Along Sale or Drag-Along Sale, and subject to the applicable securities laws, all of the Shareholders participating therein will receive the same form and amount of consideration per share of the relevant class of Company Security determined in accordance with Section 4.01(a) or Section 4.02(a), as the case may be, or, if any Shareholders are given an option as to the form and amount of consideration to be received, all Shareholders participating therein will be given the same option;

(b) no Shareholder shall be obligated to pay any expenses incurred in connection with any unconsummated Tag-Along Sale or Drag-Along Sale, and each Shareholder shall be obligated to pay only its pro rata share (based on the number of Company Securities Transferred) of expenses incurred in connection with a consummated Tag-Along Sale or Drag-Along Sale to the extent such expenses are incurred for the benefit of all Shareholders and are not otherwise paid by the Company or another Person;

(c) each Shareholder shall (i) make such representations, warranties and covenants and enter into such definitive agreements as are customary for transactions of the nature of the proposed Transfer; provided that, no Shareholder shall be required to provide any representations or indemnities in connection with such Transfer (other than representations and indemnities concerning each Shareholder’s title to the Company Securities and authority, power and right to enter into and consummate the Transfer without contravention of any law or agreement); and provided further that, liability for any misrepresentation by the Company or indemnity shall (as to such Shareholders) be expressly stated to be several but not joint and each Shareholder shall not be liable for more than its pro rata share (based on the number of Company Securities Transferred, calculated on a Fully-Diluted Basis) of any liability for misrepresentation or indemnity, not to exceed more than such Shareholder’s pro rata share of the purchase price received in such Transfer, (ii) benefit from all of the same provisions of the definitive agreements as the Tag-Along Seller or Drag-Along Seller, as the case may be, and (iii) be required to bear their proportionate share of any escrows, holdbacks and adjustments in purchase price.

Section 4.04 Preemptive Rights. (a) The Company shall give each Shareholder notice (an “Issuance Notice”) of any proposed issuance by the Company of any Company Securities at least 20 Business Days prior to the proposed issuance date. The Issuance Notice shall specify the price at which such Company Securities are to be issued and the other material terms of the issuance. Subject to Section 4.04(f) below, each Shareholder shall be entitled to purchase up to such Shareholder’s Pro Rata Share of the Company Securities proposed to be issued, at the price and on the terms specified in the Issuance Notice. “Pro Rata Share” means, with respect to a Shareholder, the fraction that results from dividing (i) such Shareholder’s Aggregate Ownership (immediately before giving effect to the issuance) of Common Shares by (ii) the Aggregate Ownership (immediately before giving effect to the issuance) of Common Shares of all Shareholders.

(b) Each Shareholder who desires to purchase any or all of its Pro Rata Share of the Company Securities specified in the Issuance Notice shall deliver notice to the Company (each an “Exercise Notice”) of its election to purchase such Company Securities within five Business Days of receipt of the Issuance Notice. The Exercise Notice shall specify the number (or amount) of Company Securities to be purchased by such Shareholder and shall constitute exercise by such Shareholder of its rights under this Section 4.04 and a binding agreement of such Shareholder to purchase, at the price and on the terms specified in the Issuance Notice, the number of shares (or amount) of Company Securities specified in the Exercise Notice. If, at the termination of such five-Business-Day period, any Shareholder shall not have delivered an Exercise Notice to the Company, such Shareholder shall be deemed to have waived all of its rights under this Section 4.04 with respect to the purchase of such Company Securities. Promptly following the termination of such five-Business Day period, the Company shall deliver to each Shareholder a copy of all Exercise Notices it received.

(c) If any Shareholder fails to exercise its preemptive rights under this Section 4.04 or elects to exercise such rights with respect to less than such Shareholder’s Pro Rata Share, the Company shall notify each other Shareholder who has delivered an Exercise Notice to exercise its rights to purchase its entire Pro Rata Share, that such Shareholder shall be entitled to purchase from the Company its pro rata portion (which means the fraction that results from dividing (i) such Shareholder’s Aggregate Ownership (immediately before giving effect to the issuance) of Common Shares by (ii) the Aggregate Ownership (immediately before giving effect to the issuance) of Common Shares of all Shareholders exercising in full their preemptive rights with respect to their respective Pro Rata Shares) of such Company Securities with respect to which a Shareholder shall not have exercised its preemptive rights. The Company shall continue to offer additional pro rata portions to Shareholders choosing to purchase their full pro rata portion of such Company Securities pursuant to this Section 4.04(c) until (i) all Company Securities proposed to be issued by the Company and with respect to which Shareholders were entitled to exercise their rights under this Section 4.04 have been purchased by Shareholders or (ii) all Shareholders have purchased the maximum number of Company Securities indicated in their respective Issuance Notice, whichever is earlier.

(d) The Company shall have 90 days from the date of the Issuance Notice to consummate the proposed issuance of any or all of such Company Securities that the Shareholders have not elected to purchase at the price and upon terms that are not materially less favorable to the Company than those specified in the Issuance Notice; provided that, if such issuance is subject to regulatory approval, such 90-day period shall be extended until the expiration of five Business Days after all such approvals have been received, but in no event later than 180 days from the date of the Issuance Notice. If the Company proposes to issue any such Company Securities after such 90-day (or 180-day) period, it shall again comply with the procedures set forth in this Section 4.04.

(e) At the consummation of the issuance of such Company Securities, the Company shall issue certificates representing the Company Securities to be purchased by each Shareholder exercising preemptive rights pursuant to this Section 4.04 registered in the name of such Shareholder, against payment by such Shareholder of the purchase price for such Company Securities in accordance with the terms and conditions as specified in the Issuance Notice.

(f) Notwithstanding the foregoing, no Shareholder shall be entitled to purchase Company Securities as contemplated by this Section 4.04 in connection with issuances of Company Securities (i) to employees, consultants and independent contractors of the Company or any Subsidiary and members of the board of directors or comparable governing bodies of the Company or any Subsidiary pursuant to employee benefit plans or arrangements approved by the Board (including upon the exercise of employee stock options granted pursuant to any such plans or arrangements), including, without limitation, any equity incentive plan of the Company, (ii) to the creditors of the Company in connection with any bona fide, arm’s-length restructuring of outstanding debt of the Company or any Subsidiary, (iii) in connection with any bona fide, arm’s-length direct or indirect merger, acquisition or similar transaction, (iv) pursuant to a Public Offering or (v) pursuant to the Contribution Agreement. The Company shall not be obligated to consummate any proposed issuance of Company Securities, nor be liable to any Shareholder if the Company has not consummated any proposed issuance of Company Securities pursuant to this Section 4.04 for whatever reason, regardless of whether it shall have delivered an Issuance Notice or received any Exercise Notices in respect of such proposed issuance.

(g) The provisions of this Section 4.04 shall terminate immediately prior to the consummation of the First Public Offering.

Section 4.05 Right Of First Offer. (a) If any HSBC Co-Investor desires to Transfer any Common Shares to any Third Party, the HSBC Co-Investor (the “Seller”) shall give notice (an “Offer Notice”) to all other Shareholders (or their designees) (the “Non-Selling Shareholders”), and to the Company that the Seller desires to make such a Transfer (a “Sale”) and that sets forth the number of Common Shares proposed to be Transferred by the Seller (the “Offered Securities”), the cash price per share that the Seller proposes to be paid for such Offered Securities (the “Offer Price”) and any other material terms sought by the Seller.

(b) The giving of an Offer Notice to the Non-Selling Shareholders and the Company shall constitute an offer (the “Offer”) by the Seller to Transfer the Offered Securities to such Non-Selling Shareholders (and thereafter to the Company as provided herein) for cash at the Offer Price and on the other terms set forth in the Offer Notice. The Non-Selling Shareholders receiving such Offer Notice shall have a 30-day period (the “Offer Period”) in which to accept such Offer as to all or any portion of the Offered Securities by giving a notice of acceptance to the Seller (together with a copy thereof to the Company) prior to the expiration of such Order Period. If the Non-Selling Shareholders fail to notify the Seller and the Company prior to the expiration of the Offer Period, they shall be deemed to have declined such Offer. If the Non-Selling Shareholders decline (or are deemed to decline) such Offer with respect to all or any portion of the Offered Securities, the Seller shall immediately notify the Company thereof. The Company shall then be entitled to accept the Offer with respect to the number of Offered Securities that such Non-Selling Shareholders have elected not to purchase by giving notice of acceptance to the Seller within five Business Days of the expiration of the Offer Period.

(c) If the Non-Selling Shareholders and/or the Company elect to purchase all of the Offered Securities, the Non-Selling Shareholders and/or the Company, as the case may be, that have accepted the Offer shall purchase and pay, by bank or certified check (in immediately available funds), for all Offered Securities within 20 Business Days after the date on which all such Offered Securities have been accepted, provided that, if the Transfer of such Offered Securities is subject to any prior regulatory approval, subject to Section 4.05(d)(iii), the time period during which such Transfer may be consummated shall be extended until the expiration of five Business Days after all such approvals shall have been received, but in no event shall such period be extended for more than an additional 60 days.

(d) Upon the earlier to occur of (i) full rejection of the Offer by all recipients thereof, (ii) the expiration of the Offer Period without Non-Selling Shareholders and/or the Company electing to purchase all of the Offered Securities and (iii) the failure to obtain any required consent or regulatory approval for the purchase of all of the Offered Securities by the Non-Selling Shareholders and/or the Company within 90 days of full acceptance of the Offer, the Seller shall have a 120-day period during which to effect a Transfer of any or all of the Offered Securities on substantially the same or more favorable (as to the Seller) terms and conditions as were set forth in the Offer Notice at a price in cash not less than the Offer Price, provided that, if the Transfer is subject to regulatory approval, such 120-day period shall be extended until the expiration of five Business Days after all such approvals shall have been received, but in no event shall such period be extended for more than an additional 60 days. If the Seller does not consummate the Transfer of the Offered Securities in accordance with the foregoing time limitations, then the right of the Seller to effect the Transfer of such Offered Securities pursuant to Section 4.05(d) shall terminate and the Seller shall again comply with the procedures set forth in this Section 4.05 with respect to any proposed Transfer of Company Securities to a Third Party.

ARTICLE 5

REGISTRATION RIGHTS

Section 5.01 Demand Registration. (a) If the Company shall receive a request from, in the case of a Morgan Stanley Investor Demand, any Morgan Stanley Investor or, in the case of a HSBC Co-Investor Demand, any HSBC Co-Investor (in the case of a Morgan Stanley Investor Demand, the Morgan Stanley Investor or, in the case of a HSBC Co-Investor Demand, the HSBC Co-Investor shall be referred to herein as the “Requesting Shareholder”) that the Company effect the registration under the Securities Act of all or any portion of such Requesting Shareholder’s Registrable Securities, and specifying the intended method of disposition thereof, then the Company shall promptly give notice of such requested registration (each such request, including a HSBC Co-Investor Demand, shall be referred to herein as a “Demand Registration”) at least 20 Business Days prior to the anticipated filing date of the registration statement relating to such Demand Registration to the other Shareholders and thereupon shall use its best efforts to effect, as expeditiously as possible, the registration under the Securities Act of:

(i) all Registrable Securities for which the Requesting Shareholder has requested registration under this Section 5.01, and

(ii) subject to the restrictions set forth in Sections 5.01(e) and 5.02, all other Registrable Securities of the same class as those requested to be registered by the Requesting Shareholder that any Shareholders with rights to request registration under Section 5.01 or Section 5.02 (all such Shareholders, together with the Requesting Shareholder, and any Shareholders participating in a Piggyback Registration pursuant to Section 5.02, the “Registering Shareholders”) have requested the Company to register by request received by the Company within 15 Business Days after such Shareholders receive the Company’s notice of the Demand Registration, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered, provided that, subject to Section 5.01(d), the Company shall not be obligated to effect more than (i) four Demand Registrations in the aggregate for the Morgan Stanley Investors (each, a “Morgan Stanley Investor Demand”), other than any Demand Registration to be effected pursuant to a Registration Statement on Form S-3 (or any successor thereto), for which an unlimited number of Demand Registrations shall be permitted or (ii) one Demand Registration for the HSBC Co-Investors (the “HSBC Co-Investor Demand”) (it being understood that any such HSBC Co-Investor Demand can occur only following the first anniversary of the First Public Offering); provided further that the Company shall not be obligated to effect a Demand Registration unless the aggregate gross proceeds expected to be received from the sale of the Registrable Securities requested to be included in such Demand Registration equals or exceeds $50,000,000. In no event shall the Company be required to effect more than one Demand Registration hereunder within any six-month period.

(b) Promptly after the expiration of the 15-Business Day-period referred to in Section 5.01(a)(ii), the Company will notify all Registering Shareholders of the identities of the other Registering Shareholders and the number of shares of Registrable Securities requested to be included therein. At any time prior to the effective date of the registration statement relating to such registration, the Requesting Shareholder may revoke such request, without liability to any of the other Registering Shareholders, by providing a notice to the Company revoking such request.

(c) The Company shall be liable for and pay all Registration Expenses in connection with any Demand Registration, regardless of whether such Registration is effected.

(d) A Demand Registration shall not be deemed to have occurred:

(i) unless the registration statement relating thereto (A) has become effective under the Securities Act and (B) has remained effective for a period of at least 180 days (or such shorter period in which all Registrable Securities of the Registering Shareholders included in such registration have actually been sold thereunder), provided that such registration statement shall not be considered a Demand Registration if, after such registration statement becomes effective, (1) such registration statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court and (2) less than 75% of the Registrable Securities included in such registration statement have been sold thereunder; or

(ii) if the Maximum Offering Size is reduced in accordance with Section 5.01(e) such that less than 66 2/3% of the Registrable Securities of the Registering Shareholders sought to be included in such registration are included.

(e) If a Demand Registration involves an underwritten Public Offering and the managing underwriter advises the Company and the Requesting Shareholder that, in its view, the number of shares of Registrable Securities requested to be included in such registration (including any securities that the Company proposes to be included that are not Registrable Securities) exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold (the “Maximum Offering Size”), the Company shall include in such registration, in the priority listed below, up to the Maximum Offering Size:

(i) first, all Registrable Securities requested to be included in such registration by all other Registering Shareholders (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such other Shareholders on the basis of the relative number of Registrable Securities so requested to be included in such registration by each such Shareholder), and

(ii) second, any securities proposed to be registered for the account of any other Persons (including the Company), with such priorities among them as the Company shall determine.

(f) Upon notice to each Registering Shareholder, the Company may postpone effecting a registration pursuant to this Section 5.01 on one occasion during any period of six consecutive months for a reasonable time specified in the notice but not exceeding 90 days (which period may not be extended or renewed), if (i) an investment banking firm of recognized national standing shall advise the Company and the Requesting Shareholder in writing that effecting the registration would materially and adversely affect an offering of securities of such Company the preparation of which had then been commenced or (ii) the Board shall have determined in good faith that the Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Company reasonably believes would not be in the best interests of the Company.

(g) At any time following the consummation of the First Public Offering, upon the request of a Majority in Interest of the Morgan Stanley Investors, the Company shall use its best efforts to file a “shelf’ registration statement (the “Shelf Registration”) with respect to the Registrable Securities on an appropriate form pursuant to Rule 415 (or any similar provision that may be adopted by the SEC) under the Securities Act and to cause such Shelf Registration to become effective and to keep such Shelf Registration in effect until the Shareholders shall no longer hold any Registrable Securities. Any offer or sale of Registrable Securities pursuant to the Shelf Registration in any underwritten Public Offering shall be deemed to be a Demand Registration subject to the provisions of Section 5.01(a).

Section 5.02 Piggyback Registration. (a) If the Company proposes to register any Common Shares under the Securities Act (other than (i) the First Public Offering or (ii) a registration on Form S-8, S-4 or F-4, or any successor forms, relating to Common Shares issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Company or in connection with a direct or indirect acquisition by the Company of another Person), whether or not for sale for its own account, the Company shall each such time give prompt notice at least 20 Business Days prior to the anticipated filing date of the registration statement relating to such registration to each Shareholder, which notice shall set forth such Shareholder’s rights under this Section 5.02 and shall offer such Shareholder the opportunity to include in such registration statement the number of Registrable Securities as those proposed to be registered as each such Shareholder may request (a “Piggyback Registration”), subject to the provisions of Section 5.02(b). Upon the request of any such Shareholder made within 15 Business Days after the receipt of notice from the Company (which request shall specify the number of Registrable Securities intended to be registered by such Shareholder), the Company shall use its best efforts to effect the registration under the Securities Act of all Registrable Securities that the Company has been so requested to register by all such Shareholders, to the extent requisite to permit the disposition of the Registrable Securities so to be registered, provided that (i) if such registration involves an underwritten Public Offering, all such Shareholders requesting to be included in the Company’s registration must sell their Registrable Securities to the underwriters selected as provided in Section 5.04(f)(i) on the same terms and conditions as apply to the Company or the selling Shareholders, as applicable, and (ii) it at any time after giving notice of its intention to register any Common Shares pursuant to this Section 5.02(a) and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company shall give notice to all such Shareholders and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration. No registration effected under this Section 5.02 shall relieve the Company of its obligations to effect a Demand Registration to the extent required by Section 5.01. The Company shall pay all Registration Expenses in connection with each Piggyback Registration.

(b) If a Piggyback Registration involves an underwritten Public Offering (other than any Demand Registration, in which case the provisions with respect to priority of inclusion in such offering set forth in Section 5.01(e) shall apply) and the managing underwriter advises the Company that, in its view, the number of Shares that the Company and such Shareholders intend to include in such registration exceeds the Maximum Offering Size, the Company shall include in such registration, in the following priority, up to the Maximum Offering Size:

(i) first, so much of the Common Shares proposed to be registered for the account of the Company as would not cause the offering to exceed the Maximum Offering Size, and

(ii) second, all Registrable Securities requested to be included in such registration by any Shareholders pursuant to Section 5.02 (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such other Shareholders on the basis of the relative number of Registrable Securities so requested to be included in such registration by each), and

(iii) third, any securities proposed to be registered for the account of any other Persons with such priorities among them as the Company shall determine.

Section 5.03 Lock-Up Agreements. If any registration of Registrable Securities shall be effected in connection with a Public Offering, neither the Company nor any Shareholder shall effect any public sale or distribution, including any sale pursuant to Rule 144, of any Common Shares or other security of the Company (except as part of such Public Offering) during the period beginning 14 days prior to the effective date of the applicable registration statement until 90 days after such Public Offering or 180 days in the case of the First Public Offering (such period, the “Lock-Up Period” for the applicable registration statement).

Section 5.04 Registration Procedures. Whenever Shareholders request that any Registrable Securities be registered pursuant to Section 5.01 or 5.02, subject to the provisions of such Sections, the Company shall use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and, in connection with any such request:

(a) The Company shall as expeditiously as possible prepare and file with the SEC a registration statement on any form for which the Company then qualifies or that counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its best efforts to cause such filed registration statement to become and remain effective for a period of not less than 180 days, or in the case of a shelf registration statement, one year (or such shorter period in which all of the Registrable Securities of the Shareholders included in such registration statement shall have actually been sold thereunder).

(b) Prior to filing a registration statement or prospectus or any amendment or supplement thereto (other than any report filed pursuant to the Exchange Act that is incorporated by reference therein), the Company shall, if requested, furnish to each participating Shareholder and each underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter the Company shall furnish to such Shareholder and underwriter, if any, copies of each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424, Rule 430A, Rule 430B or Rule 430C under the Securities Act and such other documents as such Shareholder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Shareholder. Each Shareholder shall have the right to request that the Company modify any information contained in such registration statement, amendment and supplement thereto pertaining to such Shareholder and the Company shall use its reasonable best efforts to comply with such request, provided, however, that the Company shall not have any obligation so to modify any information if the Company reasonably expects that so doing would cause the prospectus to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or omit any statement required by law.

(c) After the filing of the registration statement, the Company shall (i) cause the related prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (ii) comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the Shareholders thereof set forth in such registration statement or supplement to such prospectus and (iii) promptly notify each Shareholder holding Registrable Securities covered by such registration statement of any stop order issued or threatened by the SEC or any state securities commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(d) The Company shall use its best efforts to (i) register or qualify the Registrable Securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions in the United States as any Registering Shareholder holding such Registrable Securities reasonably (in light of such Shareholder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Shareholder to consummate the disposition of the Registrable Securities owned by such Shareholder, provided that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5.04(d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

(e) The Company shall immediately notify each Shareholder holding Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each such Shareholder and file with the SEC any such supplement or amendment.

(f) (i) A Majority in Interest of the Morgan Stanley Investors shall have the right, in their sole discretion, to select an underwriter or underwriters in connection with any Public Offering resulting from the exercise by the Morgan Stanley Investors of a Demand Registration, which underwriter or underwriters may include any Affiliate of the Morgan Stanley Investors and (ii) the Company shall select an underwriter or underwriters in connection with any other Public Offering. In connection with any Public Offering, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and take such all other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities in any such Public Offering, including the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with FINRA.

(g) Upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, the Company shall make available for inspection by any Shareholder and any underwriter participating in any disposition pursuant to a registration statement being filed by the Company pursuant to this Section 5.04 and any attorney, accountant or other professional retained by any such Shareholder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary or desirable to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records that the Company determines, in good faith, to be confidential Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. Each Shareholder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it or its Affiliates as the basis for any market transactions in the Company Securities unless and until such information is made generally available to the public. Each Shareholder further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, it shall give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

(h) The Company shall furnish to each Shareholder offering any Registrable Securities in such Public Offering and to each such underwriter, if any, a signed counterpart, addressed to such Shareholder or underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the kind customarily covered by opinions or comfort letters, as the case may be, as a majority of such Shareholders or the managing underwriter therefor reasonably requests.

(i) The Company shall otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement or such other document that shall satisfy the requirements of Rule 158 under the Securities Act.

(j) The Company may require each such Shareholder promptly to furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.

(k) Each Shareholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5.04(e), such Shareholder shall forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Shareholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.04(e), and, if so directed by the Company, such Shareholder shall deliver to the Company all copies, other than any permanent file copies then in such Shareholder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. If the Company shall give such notice, the

Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 5.04(a)) by the number of days during the period from and including the date of the giving of notice pursuant to Section 5.04(e) to the date when the Company shall make available to such Shareholder a prospectus supplemented or amended to conform with the requirements of Section 5.04(e).

(l) The Company shall use its best efforts to list all Registrable Securities covered by such registration statement on any securities exchange or quotation system on which any of the Registrable Securities are then listed or traded.

(m) The Company shall have appropriate officers of the Company (i) prepare and make presentations at any “road shows” and before analysts and rating agencies, as the case may be, (ii) take other actions to obtain ratings for any Registrable Securities and (iii) otherwise use their best efforts to cooperate as reasonably requested by the underwriters in the offering, marketing or selling of the Registrable Securities.

Section 5.05 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Shareholder beneficially owning any Registrable Securities covered by a registration statement, its officers, directors, employees, partners and agents, and each Person, if any, who controls such Shareholder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Damages”) caused by or relating to any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus or free writing prospectus (as defined in Rule 405 under the Securities Act), or caused by or relating to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Damages are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to the Company by such Shareholder or on such Shareholder’s behalf expressly for use therein. The Company also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Shareholders provided in this Section 5.05.

Section 5.06 Indemnification by Participating Shareholders. Each Shareholder holding Registrable Securities included in any registration statement agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Shareholder, but only with respect to information furnished in writing by such Shareholder or on such Shareholder’s behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus or free writing prospectus. Each such Shareholder also agrees to indemnify and hold harmless underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Company provided in this Section 5.06. As a condition to including Registrable Securities in any registration statement filed in accordance with Article 5, the Company may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities. No Shareholder shall be liable under this Section 5.06 for any Damages in excess of the net proceeds realized by such Shareholder in the sale of Registrable Securities of such Shareholder to which such Damages relate.

Section 5.07 Conduct of Indemnification Proceedings. If any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Article 5, such Person (an “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses, provided that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that, in connection with any proceeding or related proceedings in the same jurisdiction, the Indemnifying Party shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Without the prior written consent of the Indemnified Party, no Indemnifying Party shall effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

Section 5.08 Contribution. If the indemnification provided for in this Article 5 is unavailable to the Indemnified Parties in respect of any Damages, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages (i) as between the Company and the Shareholders holding Registrable Securities covered by a registration statement on the one hand and the underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and such Shareholders on the one hand and the underwriters on the other, from the offering of the Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and such Shareholders on the one hand and of such underwriters on the other in connection with the statements or omissions that resulted in such Damages, as well as any other relevant equitable considerations and (ii) as between the Company on the one hand and each such Shareholder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each such Shareholder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and such Shareholders on the one hand and such underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and such Shareholders bear to the total underwriting discounts and commissions received by such underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company and such Shareholders on the one hand and of such underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and such Shareholders or by such underwriters. The relative fault of the Company on the one hand and of each such Shareholder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Shareholders agree that it would not be just and equitable if contribution pursuant to this Section 5.08 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the Damages referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5.08, no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any Damages that such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Shareholder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Shareholder were offered to the public (less underwriters’ discounts and commissions) exceeds the amount of any Damages that such Shareholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Each Shareholder’s obligation to contribute pursuant to this Section 5.08 is several in the proportion that the proceeds of the offering received by such Shareholder bears to the total proceeds of the offering received by all such Shareholders and not joint.

Section 5.09 Participation in Public Offering. No Shareholder may participate in any Public Offering hereunder unless such Shareholder (a) agrees to sell such Shareholder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights.

Section 5.10 Other Indemnification. Indemnification similar to that specified herein (with appropriate modifications) shall be given by the Company and each Shareholder participating therein with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.

Section 5.11 Cooperation by the Company. If any Shareholder shall transfer any Registrable Securities pursuant to Rule 144, the Company shall cooperate, to the extent commercially reasonable, with such Shareholder and shall provide to such Shareholder such information as such Shareholder shall reasonably request.

Section 5.12 No Transfer of Registration Rights. None of the rights of Shareholders under this Article 5 shall be assignable by any Shareholder to any Person acquiring Company Securities in any Public Offering or pursuant to Rule 144.

ARTICLE 6

CERTAIN COVENANTS AND AGREEMENTS

Section 6.01 Confidentiality. (a) Each Shareholder agrees that Confidential Information furnished and to be furnished to it has been and may in the future be made available in connection with such Shareholder’s investment in the Company. Each Shareholder agrees that it shall use, and that it shall cause any Person to whom Confidential Information is disclosed pursuant to clause (i) below to use, the Confidential Information only in connection with its investment in the Company and not for any other purpose (including to disadvantage competitively the Company or any of its Affiliates). Each Shareholder further acknowledges and agrees that it shall not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:

(i) to such Shareholder’s Representatives in the normal course of the performance of their duties or to any financial institution providing credit to such Shareholder,

(ii) to the extent required by applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Shareholder is subject, provided that such Shareholder agrees to give the Company prompt notice of such request(s), to the extent practicable, so that the Company may seek an appropriate protective order or similar relief (and the Shareholder shall cooperate with such efforts by the Company, and shall in any event make only the minimum disclosure required by such law, rule or regulation)),

(iii) to any Person to whom such Shareholder is contemplating a Transfer of its Common Shares, provided that such Transfer would not be in violation of the provisions of this Agreement and such potential transferee is advised of the confidential nature of such information and agrees to be bound by a confidentiality agreement consistent with the provisions hereof,

(iv) to any regulatory authority or rating agency to which the Shareholder or any of its affiliates is subject or with which it has regular dealings, as long as such authority or agency is advised of the confidential nature of such information,

(v) to the extent related to the tax treatment and tax structure of the transactions contemplated by this Agreement (including all materials of any kind, such as opinions or other tax analyses that the Company, its Affiliates or its Representatives have provided to such Shareholder relating to such tax treatment and tax structure), provided that the foregoing does not constitute an authorization to disclose the identity of any existing or future party to the transactions contemplated by this Agreement or their Affiliates or Representatives, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information, or

(vi) if the prior written consent of the Board shall have been obtained.

Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the Company or any Shareholder.

(b) “Confidential Information” means any information concerning the Company or any Persons that are or become its Subsidiaries or the financial condition, business, operations or prospects of the Company or any such Persons in the possession of or furnished to any Shareholder (including by virtue of its present or former right to designate a director of the Company), provided that the term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Shareholder or its directors, officers, employees, stockholders, members, partners, agents, counsel, auditors, investment advisers or other representatives (all such persons being collectively referred to as “Representatives”) in violation of the applicable agreement, (ii) was available to such Shareholder on a non-confidential basis prior to its disclosure to such Shareholder or its Representatives by the Company or (iii) becomes available to such Shareholder on a non-confidential basis from a source other than the Company after the disclosure of such information to such Shareholder or its Representatives by the Company, which source is (at the time of receipt of the relevant information) not, to the best of such Shareholder’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Company or another Person or (iv) is independently developed by such Shareholder without violating any confidentiality agreement with, or other obligation of secrecy to, the Company.

Section 6.02 Reports. The Company agrees to use its reasonable best efforts to furnish to each of the HSBC Co-Investors and the Morgan Stanley Investors, for so long as each of the HSBC Co-Investor and each of the Morgan Stanley Investors, respectively, owns at least 5% of the outstanding Common Shares, calculated on a Fully Diluted basis:

(a) as soon as practicable and, in any event within 30 days after the end of each month, the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such month and the related unaudited statement of operations and cash flow (if available) for such month, and for the portion of the fiscal year then ended, in each case prepared in accordance with GAAP, setting forth in comparative form the figures for the corresponding month and portion of the previous fiscal year, and the figures for the corresponding month and portion of the then current fiscal year as set forth in the Company’s annual operating budget,

(b) as soon as practicable and, in any event, within 45 days after the end of each of the first three fiscal quarters of each fiscal year, the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter and the related unaudited statement of operations and cash flow for such quarter and for the portion of the fiscal year then ended, in each case prepared in accordance with GAAP,

(c) as soon as practicable and, in any event, within 90 days after the end of each fiscal year, (i) the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related audited statement of operations and cash flow for such fiscal year, and for the portion of the fiscal year then ended, in each case prepared in accordance with GAAP and certified by Deloitte & Touche or another firm of independent public accountants, together with a comparison of the figures set forth in such financial statements with the figures for the previous fiscal year and the figures in the Company’s annual operating budget, (ii) any management letters or other correspondence from such accountants and (iii) the Company’s annual operating budget for the coming fiscal year,

(d) promptly following the preparation thereof, a copy of any material revisions to the annual operating budget delivered pursuant to clause (c) above, and

(e) promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made generally available by the Company to any of its security holders, (ii) all regular and periodic reports and all registration statements and prospectuses filed by the Company with any securities exchange or with the SEC and (iii) all press releases and other statements made generally available by the Company to the public.

Section 6.03 Inspection of Company Books and Records. The Company agrees to grant to the HSBC Co-Investors and the Morgan Stanley Investors, for so long as each of the HSBC Co-Investors and the Morgan Stanley Investors owns at least 5% of the outstanding Common Shares, calculated on a Fully Diluted basis:

(a) the right to inspect the books and records of the Company during normal business hours and upon reasonable advance notice; and

(b) the right to contact the Company’s independent public accountants and counsel upon reasonable advance notice to the Company.

Section 6.04 Limitations on Subsequent Registration Rights. The Company agrees that it shall not enter into any agreement with any holder or prospective holder of any securities of the Company (a) that would allow such holder or prospective holder to include such securities in any Demand Registration or Piggyback Registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that their inclusion would not reduce the amount of the Registrable Securities of the Shareholders included therein or (b) on terms otherwise more favorable than this Agreement. The Company also represents and warrants to each Shareholder that it has not previously entered into any agreement with respect to any of its securities granting any registration rights to any Person.

Section 6.05 Conflicting Agreements. The Company and each Shareholder represents and agrees that it shall not (a) grant any proxy or enter into or agree to be bound by any voting trust or agreement with respect to any Company Securities, except as expressly contemplated by this Agreement, (b) enter into any agreement or arrangement of any kind with any Person with respect to any Company Securities inconsistent with the provisions of this Agreement or for the purpose or with the effect of denying or reducing the rights of any other Shareholder under this Agreement, including agreements or arrangements with respect to the Transfer or voting of its Company Securities or (c) act, for any reason, as a member of a group or in concert with any other Person in connection with the Transfer or voting of its Company Securities in any manner that is inconsistent with the provisions of this Agreement.

ARTICLE 7

MISCELLANEOUS

Section 7.01 Binding Effect; Assignability; Benefit. (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Any Shareholder that ceases to own beneficially any Company Securities shall cease to be bound by the terms hereof (other than (i) the provisions of Sections 5.05, 5.06, 5.07, 5.08 and 5.10 applicable to such Shareholder with respect to any offering of Registrable Securities completed before the date such Shareholder ceased to own any Company Securities and (ii) Sections 6.01, 7.02, 7.05, 7.06, 7.07 and 7.08). The Shareholders agree that the THC Shareholders’ Agreement is terminated and shall have no further force or effect, except the provisions of Section 6.01 and Article 7 thereof shall survive such termination.

(b) Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any Other Shareholder hereto pursuant to any Transfer of Company Securities or otherwise, except that any Permitted Transferee acquiring Company Securities shall comply with Section 3.05 on or before such acquisition.

(c) Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 7.02 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and email transmission, so long as a receipt of such email is requested and received) and shall be given, if to the Company, to:

Tops Holding II Corporation

P.O. Box 1027

Buffalo, New York 14240

Attention: Frank Curci and Lynne Burgess

Facsimile No.: (716) 635-5102

E-mail: fcurci@topsmarkets.com and lburgess@topsmarkets.com

with a copy to:

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166

Attention: Dominick P. DeChiara, Esq.

Facsimile No.: (212) 294-4700

E-mail: ddechiara@winston.com

if to Morgan Stanley Investors, to:

Morgan Stanley Capital Partners V U.S. Holdco, LLC

1585 Broadway, Floor 29

New York, NY 10036

Attention: Gary Matthews, Eric Fry and Eric Kanter

Facsimile No.: (201) 214-6371

E-mail: gary.matthews@morganstanley.com

  eric.fry@morganstanley.com

  eric.kanter@morganstanley.com

with a copy to:

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166

Attention: Dominick P. DeChiara, Esq.

Facsimile No.: (212) 294-4700

E-mail: ddechiara@winston.com

if to HSBC Co-Investors, to:

HSBC Capital (USA) Inc.

425 Fifth Avenue

New York, NY 10018

Attention: Andrew Trigg

Facsimile No.: (212) 525-8047

E-mail: andrew.trigg@us.hsbc.com

with a copy to:

Robinson & Cole LLP

885 Third Avenue, 28th Floor

New York, NY 10022-4834

Facsimile No.: (212) 451-2999

Attention: Steve Hanson

E-mail : shanson@rc.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 7.03 Waiver; Amendment. (a) No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by the Company with approval of the Board and Shareholders holding at least a majority of the then outstanding Common Shares, calculated on a Fully-Diluted basis, held by the parties hereto at the time of such proposed amendment or modification. For the avoidance of doubt, Sections Section 2.04, Section 2.08, Section 2.06, Section 2.09, Section 3.04 Section 4.05, Section 5.01 (with respect to the HSBC Co-Investor Demand) and Section 6.02 (in each case, solely with respect to the rights of the HSBC Co-Investors) may not be amended in a manner that would adversely affect the rights, privileges or interests of the HSBC Co-Investors without the prior written consent of the HSBC Co-Investors. A Majority in Interest of the Morgan Stanley Investors may grant a waiver or effect a modification or amendment to this Agreement on behalf of all Morgan Stanley Investors, a Majority in Interest of the HSBC Co-Investors may grant a wavier or effect a modification or amendment to this Agreement on behalf of all HSBC Co-Investors, and a Majority in Interest of the Management Shareholders may grant a waiver or effect a modification or amendment to this Agreement on behalf of all Management Shareholders.

(b) In addition, any amendment or modification of any provision of this Agreement that would adversely affect any Shareholder on a basis disproportionate to the other Shareholders may be effected only with the prior written consent of such Shareholder.

Section 7.04 Fees and Expenses. The Company shall pay all reasonable out-of-pocket costs and expenses of all of the Morgan Stanley Investors and the HSBC Co-Investors, including the reasonable fees and expenses of counsel, incurred in connection with the preparation of this Agreement, or any amendment or waiver hereof.

Section 7.05 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws rules of such state.

Section 7.06 Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.02 shall be deemed effective service of process on such party.

Section 7.07 Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY WRY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.08 Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

Section 7.09 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Executed signature pages delivered by facsimile or email will be treated in all respects as original signature pages. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 7.10 Entire Agreement. This Agreement and the Contribution Agreement (which includes the annexes, attachments, schedules and exhibits hereto and thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements and understandings, both oral and written, among the parties with respect such subject matter, including, for the avoidance of doubt, the THC Shareholders’ Agreement.

Section 7.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE COMPANY: TOPS HOLDING II CORPORATION

By:	/s/ Frank Curci
Name: Frank Curci
Title: President and Chief Executive Officer

[Signature Page to Shareholders’ Agreement]

THE MORGAN STANLEY INVESTORS:
MORGAN STANLEY CAPITAL PARTNERS V U.S. HOLDCO LLC

By: Morgan Stanley Capital Partners V Cayman L.P., its managing member By: MS Capital Partners V GP L.P., its general partner By: MSCP V GP Inc., its general partner

By:	/s/ Eric J. Kanter
Name: Eric J. Kanter
Title: Executive Director

[Signature Page to Shareholders’ Agreement]

THE HSBC CO- INVESTORS:
HSBC EQUITY PARTNERS USA, L.P.

By:	HSBC Equity Investors USA, L.P., its General Partner

By:	HSBC Equity GP, LLC, its General Partner

By:	HSBC Capital (USA) Inc., its Managing Partner

By:	Graycliff Partners, LP, As Attorney-in-Fact for HSBC Capital (USA) Inc.

By:	/s/ Steven Schaefer
Name: Steven Schaefer
Title: CFO

HSBC PRIVATE EQUITY PARTNERS II USA LP

By:	HSBC Private Equity Investors II L.P., as General Partner

By:	HSBC PEP II GP LLC, as General Partner

By:	HSBC Capital (USA) Inc., its Sole Member

By:	Graycliff Partners, LP, As Attorney-in-Fact for HSBC Capital (USA) Inc.

By:	/s/ Steven Schaefer
Name: Steven Schaefer
Title: CFO

[Signature Page to Shareholders’ Agreement]

THE MANAGEMENT SHAREHOLDERS:

/s/ Frank Curci
Name: Frank Curci

/s/ Kevin Darrington
Name: Kevin Darrington

/s/ William R. Mills
Name: William R. Mills

/s/ John Persons
Name: John Persons

/s/ Jack Barrett
Name: Jack Barrett

/s/ Lynne Burgess
Name: Lynne Burgess

/s/ Diane Colgan
Name: Diane Colgan

/s/ Jeffrey Culhane
Name: Jeffrey Culhane

/s/ Ron Ferri
Name: Ron Ferri

/s/ Thomas Fitzgerald
Name: Thomas Fitzgerald

/s/ David Langless
Name: David Langless

[Signature Page to Shareholders’ Agreement]

/s/ Michael Metz
Name: Michael Metz

/s/ Michael Patti
Name: Michael Patti

/s/ Catherine Shifflett
Name: Catherine Shifflett

[Signature Page to Shareholders’ Agreement]

ADDITIONAL HOLDERS:

TURBIC INC.

	By:	/s/ Jefferson R. Voss
Name: Jefferson R. Voss
Title: Director

BEGAIN COMPANY LIMITED

By:	/s/ Leung Kit Kan
Name: Leung Kit Kan, Ingrid
Title: Director

/s/ Greg Josefowicz
Greg Josefowicz

/s/ Stacey Rauch
Stacey Rauch

[Signature Page to Shareholders’ Agreement]

EXHIBIT A

JOINDER TO SHAREHOLDERS’ AGREEMEIT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Shareholders’ Agreement dated as of May 15, 2013 (the “Shareholders’ Agreement”) among Tops Holding II Corporation and the shareholders party thereto, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Shareholders’ Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Shareholders’ Agreement as of the date hereof and shall have all of the rights and obligations of a [Morgan Stanley Investor/HSBC Co-Investor/Management Shareholder/Additional Holder]. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholders’ Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:                          ,

[NAME OF JOINING PARTY]

By:
Name:
Title:

Address for Notices: